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                                  EXHIBIT 8.1



                                  May 30, 1997


Fifth Third Bancorp
Fifth Third Center
Cincinnati, Ohio 45263

Suburban Bancorporation, Inc.
10869 Montgomery Road
Cincinnati, Ohio 45242

         Re: Proxy Statement of Suburban Bancorporation, Inc.
             and Prospectus of Fifth Third Bancorp
             ------------------------------------------------
Dear Sirs:

         We have acted as counsel to Fifth Third Bancorp in connection with the Registration Statement on Form S-4, relating to the registration of 450,000 shares of Fifth Third Bancorp to be issued in the Merger pursuant to the Affiliation Agreement. Unless otherwise indicated, defined terms used herein shall have the same meaning as in the Proxy Statement/Prospectus.

         We hereby confirm that the opinions that we are required to give as a condition to the consummation of the Merger of Suburban Bancorporation, Inc. into Fifth Third Bancorp, as described in the Proxy Statement/Prospectus in the first paragraph under the heading "Certain Federal Income Tax Consequences" constitute our opinions with respect to certain material federal income tax consequences of the Merger, subject to the assumptions described therein and assuming that we receive the representations referred to therein and in the Affiliation Agreement.

         We hereby consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the Proxy Statement/Prospectus constituting part of the Registration Statement.

                                                   Very truly yours,


                                                   /s/ GRAYDON, HEAD & RITCHEY

                                                       GRAYDON, HEAD & RITCHEY